EXHIBIT 10.10

CONSULTING AGREEMENT

          This agreement is made as of the 15th day of February, 2003 between MCKENZIE BAY RESOURCES, LTD., incorporated in the Province of Ontario, whose address is 143 Windsor Avenue, London, Ontario, Canada N6C 2A1, hereinafter referred to as MCKENZIE BAY, and SAVANCO, INC., incorporated in Gauteng Province, SOUTH AFRICA, with offices at 6 Eastern Services Road, Eastgate Ext 3, Sandton, 2199, SOUTH AFRICA, hereafter referred to as SAVANCO.

          WHEREAS, SAVANCO has in the past performed vanadium process recovery consulting services for MCKENZIE BAY, and

          WHEREAS, MCKENZIE BAY wishes to retain SAVANCO to continue to render such consulting services,

          NOW, THEREFORE, in consideration of the mutual promises herein contained, it is agreed between the parties as follows:

          1.          MCKENZIE BAY does hereby retain and employ SAVANCO to supply vanadium process recovery consulting services, and SAVANCO accepts such employment on the terms and conditions herein set forth.

          2.          SAVANCO agrees to render such vanadium process recovery consulting services as may be reasonably requested by MCKENZIE BAY.

          3.          SAVANCO shall bill MCKENZIE BAY for such consulting services at an initial rate of Ninety Dollars ($90.00) per hour. The hourly rate shall not include billings for travel time. SAVANCO shall also bill MCKENZIE BAY for its reasonable out-of-pocket travel and lodging expenses incurred in the performance of its consulting duties for MCKENZIE BAY. Time records and expense details shall be submitted on such format as may be reasonably requested by MCKENZIE BAY. SAVANCO shall submit its billing to MCKENZIE BAY by the 10th day of each calendar month for services rendered during the preceding calendar month.

          4.          MCKENZIE BAY shall pay a minimum cumulative monthly fee advance of Ten Thousand Dollars ($10,000.00) per month payable on the 1st day of each month throughout the life of this agreement. The amount of this payment shall be prorated for the first and last months of this agreement. Of this monthly payment, the sum of Two Thousand Dollars ($2000.00) per month shall be considered as a retainer fee as compensation to SAVANCO for its confidentiality agreement and its agreement to refrain as hereafter set forth. The remaining Eight Thousand Dollars ($8000.00) per month shall be a cumulative monthly fee advance. If, as a result of any monthly billing SAVANCO's cumulative billings for fees and costs exceed the cumulative monthly fee advances, then and in that event, MCKENZIE BAY shall remit to SAVANCO an amount equal to the excess of cumulative billings for fees and costs over and above cumulative fee advances, said amount to be remitted by the last day of the calendar month. By way of illustration, assuming that the contract began January 1, if SAVANCO performed no consulting services in January and then performed Thirty Thousand Dollars ($30,000.00) worth of consulting services in February, then when the billing was received by MCKENZIE BAY on March 10, MCKENZIE BAY would deduct the cumulative monthly payments in the amount of Twenty-Four Thousand Dollars ($24,000.00) for January, February and March and would pay the net amount due of Six Thousand Dollars ($6000.00) on or before March 31.

          5.          SAVANCO agrees that during the term of this consulting agreement, it will not perform vanadium process recovery consulting services for any other company but shall perform such services exclusively for MCKENZIE BAY. SAVANCO also agrees that it will not perform any consulting services for any other company regarding vanadium without the prior written consent of MCKENZIE BAY. This agreement to refrain shall not apply to consulting services involving any mineral other than vanadium.

          6.          SAVANCO agrees that during the term of this consulting agreement, including any renewal term or thereafter, SAVANCO will not disclose other than to an employee of MCKENZIE BAY any confidential information relating to vanadium process recovery including any information relating to processes, trade secrets or know-how without the prior consent of MCKENZIE BAY, and that upon termination of this consulting agreement for any reason, SAVANCO will not retain without MCKENZIE BAY's express consent any programs, figures, calculations, letters, papers, drawings, process descriptions or copies thereof or other confidential information relating to the vanadium process recovery.

          7.          On March 1, 2004 and on March 1 of each subsequent year through the term of this agreement including any renewal terms, the hourly consulting fee shall be increased by an amount equal to five percent (5%) of the previous year's fee. By way of illustration on March 1, 2004, the hourly consulting fee will be increased by Four and 50/100 Dollars ($4.50) to Ninety-Four and 50/100 Dollars ($94.50) per hour.

          8.          Until further notice from Savanco, all payments to Savanco shall be made to Chemplant Projects BV at ING Bank, Dordrecht, The Netherlands, Swift address ING BNL2A, Account number 02.00.78.641.

          9.          This agreement shall expire February 28, 2007 provided, however, that this agreement shall be automatically renewed for successive three-year terms (the "renewal terms") unless either party shall give written notice to the other of termination of this agreement at least 60 days prior to the expiration of the original term or any renewal term.

          10.          SAVANCO represents and warrants to MCKENZIE BAY that it is a corporation duly incorporated and is in good standing under the laws of the jurisdiction of its incorporation and is authorized, qualified and licensed to own its own properties and to carry on its business as presently owned and carried on by it. Further, the Board of Directors of SAVANCO has duly authorized and approved the transactions contemplated by this agreement and the performance of its obligations hereunder. No other corporate action by SAVANCO or otherwise is required in connection with this agreement or the performance of SAVANCO's obligations under this agreement.

          11.          MCKENZIE BAY represents and warrants to SAVANCO that it is a corporation duly incorporated and is in good standing under the laws of the jurisdiction of its incorporation and is authorized, qualified and licensed to own its own properties and to carry on its business as presently owned and carried on by it. Further, the Board of Directors of MCKENZIE BAY has duly authorized and approved the transactions contemplated by this agreement and the performance of its obligations hereunder. No other corporate action by MCKENZIE BAY or otherwise is required in connection with this agreement or the performance of MCKENZIE BAY's obligations under this agreement.

          12.          The parties shall execute and procure the execution of all such further documents or other things as shall be required to secure the full performance and implementation of the terms of this agreement and shall undertake all such further acts as shall be necessary to bring into effect the terms of this agreement.

          13.          Any notice to be delivered hereunder shall be in writing signed by a duly-authorized representative of the party serving such notice and shall be delivered to the other party by hand, facsimile, or by registered post to the address shown below or such other address as shall be specified in writing. In the case of service by post, such notice shall be deemed to be received seven days after dispatch: in the case of MCKENZIE BAY, MCKENZIE BAY RESOURCES, LTD., 143 Windsor Avenue, London, Ontario, CANADA N6C 2A1, ATTN: JOHN W. SAWARIN; in the case of SAVANCO, SAVANCO, INC., P O Box 782511, Sandton 2146, South Africa ATTN: D S Bradbury.

          14.          This agreement constitutes the entire agreement the parties pertaining to the subject matter of this agreement and supersedes all prior agreements, understandings, negotiations and discussions whether oral or written. Any amendment to this agreement shall be in writing executed by both of the parties hereto.

          IN WITNESS WHEREOF, the agreement has been executed by the parties hereto as of the date written above.

MCKENZIE BAY RESOURCES, LTD.

By:	/s/
Robert C. Bryce
Its:	President

SAVANCO, INC.

By:	/s/
David Stuart Bradbury
Its:	Managing Director